Exhibit 10.57

Description of 2008 Annual Incentive Compensation Plan

The Compensation Committee of the Board of Directors of Remington Arms Company, Inc. (the “Company”) approved the 2008 Annual Incentive Compensation Plan (the “2008 Plan”) on February 5, 2008. The 2008 Plan is a cash bonus plan in which the Company’s named executive officers and certain other employees are eligible to participate. Under the 2008 Plan, participants are generally entitled to receive a cash bonus if the Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for certain non-recurring or unusual transactions, exceeds certain target thresholds for the fiscal year ending December 31, 2008. Each participant is generally entitled to receive 50% of his target bonus of Adjusted EBITDA beginning at 90% of the Adjusted EBITDA threshold up to a maximum of 150% of his target bonus at 110% of Adjusted EBITDA.

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